Exhibit 19
________________________________________________________________________________
Insider Trading (Securities Fraud)    AT&T Enterprise-Wide

Insider Trading
It is unlawful to, and insiders may not, trade in securities of AT&T or the securities of another company with which AT&T does business while in possession of material, nonpublic information with respect to AT&T or such company acquired in the course of employment or otherwise through a confidential relationship. It does not matter whether you acquired the information as part of a project team, you overheard the information from other employees or agents, or you discovered it inadvertently through your employment or working with AT&T. If the information relates to a tender offer, the prohibition applies so long as you have reason to know it came directly or indirectly from a party involved in the tender offer.

This conduct is typically referred to as “insider trading” and can subject the insider to criminal and civil penalties, including up to 20 years in prison per offense, disgorgement of profits, and substantial financial penalties.

It is also unlawful to, and insiders may not, pass on such information to another person without an AT&T business-related reason. An insider may be charged with insider trading if the insider (the “tipper”) discloses material, nonpublic information to another person without authorization (the “tippee”), and the information is used by the tippee to trade in AT&T securities or the securities of a company with which AT&T does business. In that case, both the tipper and tippee can be charged with insider trading even if only the tippee traded. The illegal disclosure can occur at social, business or other gatherings, or even in discussions with family members or friends. Often tippees become tippers and pass the nonpublic information on to other tippees. Each tipper is potentially liable for the conduct of all known and unknown tippees resulting from the tipper’s original disclosure.

An insider may also violate the insider trading rules if they use material, nonpublic information to trade in securities of a vendor, supplier, customer or other company with which AT&T does business. Information such as the selection of a vendor, the terms of any agreement with a vendor, supplier, customer or other company with which AT&T does business, or significant changes in the relationship and especially termination of that relationship must be treated as highly sensitive information and kept strictly confidential. Such information, if material, may never be used to trade in the securities of the vendor, supplier, customer or other company with which AT&T does business (or, if material to AT&T, in AT&T securities). Use of such information to trade in securities or the disclosure of such information to another who trades each constitutes insider trading.

The Company is also prohibited from trading in securities of the Company or its vendors, suppliers, customers or other companies with which the Company does business in violation of applicable federal or state insider trading laws.

Definitions:
Information is considered “material” with respect to a company if investors would find the information to be important, even if not determinative, in making an investment decision. This includes information about a vendor, supplier, customer or other company with which AT&T does business. If the information has the potential to move the market price of the stock, it will typically be considered material.

Some examples of material information include:
•Unpublished financial or operating results or guidance
•News of a pending or proposed company transaction
•Significant changes in corporate strategies
•News of a merger or significant purchase or sale of assets
•Changes in dividend policies
•Significant network or data security incidents impacting AT&T or a company AT&T does business with
•Other significant events that may have an impact on AT&T’s financial results or operations

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. Additionally, as discussed above, information which is not material to AT&T may still be considered material with respect to our vendors, suppliers, customers or other companies with which AT&T does business.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

Examples of Prohibited and Permitted Transactions
Prohibited transactions under the law if you are in possession of material, nonpublic information acquired through your relationship with AT&T:
•Trading in AT&T securities if you possess material, nonpublic information about AT&T.
•Trading in the securities of a vendor, supplier, customer or other company with which AT&T does business if you possess material, nonpublic information about such vendor, supplier, customer or other company.
•Exercises of stock options where the acquired stock is sold.
•Placing a limit order at a time when you do not have material, nonpublic information that is executed at a time when you do.
•Switching existing balances into or out of the AT&T stock fund in the Retirement Savings Plan (401(k) plan) or changing the investment direction to or from the AT&T stock fund.

Other Prohibited Transactions:
•Insiders should not engage in short sales of AT&T securities. For this purpose, a short sale is a sale of securities that is intended to be settled with securities that you do not own.
•Directors, officers and employees subject to the “Blackout Periods” should not place AT&T securities in margin accounts.
•Insiders should not purchase and sell derivatives whose value is based principally on the price of AT&T securities. This does not include stock options or other derivatives issued by the Company for compensation purposes.

Permitted Transactions:
•Continuing contributions to AT&T benefit plans or a dividend reinvestment plan pursuant to previously made elections.
•Gifts of AT&T stock unless there is reason to believe that the recipient intends to sell the shares prior to the public disclosure of material, nonpublic information that you possessed at the time of the gift.
•Transactions in mutual funds or ETFs where AT&T securities are a small part of the fund.

Blackout Periods
In addition to refraining from trading while in possession of material, nonpublic information, in order to avoid even the appearance of impropriety, all Directors, Officers and Vice Presidents, as well as the Senior Managers in the External Reporting, Investor Relations and Controllers organizations, and other employees who have access to company-wide or other material financial information, are expected to refrain from trading in AT&T securities from the first day of the 3rd month of every quarter until one full trading day after AT&T’s earnings are publicly reported (“blackout period”), unless provided with other restrictions by the Corporate Secretary or General Counsel.

This does NOT mean that employees may always trade outside the blackout period. From time to time, the Company may also prohibit some or all persons covered by this policy from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. These periods are referred to as “special blackout periods.”

Pre-clearance
In addition to the other requirements of this policy, Directors and Officers must pre-clear their trades with the Corporate Secretary, including transfers into or out of the AT&T stock fund in the 401(k) plan.

If in doubt, Ask!
If you have a question about how this policy applies, contact the Corporate Securities Group attorneys.

Raising Concerns
Every one of us is responsible for promoting high ethical standards. If you observe any violation or potential violation of this policy, report the issue to any one of the following:
•Your supervisor or anyone else in your chain of command
•Human Resources
•Your Business Unit attorney or Legal Department
•Asset Protection
•Reporting Hotlines or Websites

Nothing in this policy limits your right to report matters to a government entity, including the Securities and Exchange Commission. Throughout any internal investigations, AT&T will maintain confidentiality, to the extent possible, based on its legal and ethical responsibilities. AT&T does not tolerate any form of retaliation taken against individuals who earnestly report concerns, violations, or suspected violations of this policy.

Violations
Violations of this policy may result in disciplinary action up to and including termination of employment.

Owner
Corporate Governance and Securities Legal Group

Date
Effective: August 2015
Updated: November 15, 2024